Exhibit 99.2

Kien Huat Realty III Limited

January 2, 2015

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

Route 17B,

P.O. Box 5013

Monticello, New York 12701

Attention:

Emanuel R. Pearlman

Chairman of the Board of Directors

Joseph A. D’Amato

Chief Executive Officer

Re: Amendment to Commitment Letter

Gentlemen:

Reference is made to that certain commitment letter (together with the term sheet attached thereto, the “Commitment Letter”), dated as of June 27, 2014, by and between Kien Huat Realty III Limited (“KHRL”) and Empire Resorts, Inc. (“Empire”), pursuant to which KRHL previously confirmed its commitment to make the Pro Rata Purchase and to execute the Standby Purchase (each as defined in the Commitment Letter), in each case in accordance with the terms, and subject to the conditions, set forth in the Commitment Letter. Capitalized or other terms used and not defined herein but defined in the Commitment Letter shall have the meanings ascribed to them in the Commitment Letter.

We understand that, on December 17, 2014, the Project Subsidiary was selected by the Board to apply to the NYSGC for the award of the Gaming License for the Project to be issued by the NYSGC pursuant to The Upstate New York Gaming Economic Development Act of 2013. In order to finance a portion of certain interim costs and expenses related to the potential award of such Gaming License and the Project previously contemplated to be financed by the potential Rights Offering contemplated by the Commitment Letter, Empire intends to distribute to all holders (as of January 2, 2015) of Common Stock and Series B Preferred Stock, rights (the “Initial Rights”) to purchase additional shares (the “Initial Offered Shares”) of Common Stock (the “Initial Rights Offering. As a result: (i) KHRL and Empire are entering into a Standby Purchase Agreement (the “Initial Standby Purchase Agreement”) pursuant to which KHRL has agreed (x) to purchase its entire allocation of the Initial Offered Shares at the price per share of Common Stock set forth in the Initial Standby Purchase Agreement and (y) not to exercise its oversubscription right, but to exercise all Initial Rights not otherwise exercised by the other holders to purchase Initial Offered Shares in the Initial Rights Offering, upon the same terms as the other holders, in each case, upon the terms and subject to the conditions set forth in Initial Standby Purchase Agreement; (ii) KHRL has agreed to waive, solely with respect to the Initial Rights Offering contemplated by the

Initial Standby Purchase Agreement, the condition precedent applicable to the Rights Offering that the Gaming License shall have been awarded to the Project Subsidiary; and (iii) KHRL and Empire hereby agree, effective as of the closing of the Initial Rights Offering, to amend the Term Sheet applicable to the remainder of the potential Rights Offering as follows:

1.	The section entitled “Maximum Amount to be Raised” shall be amended and restated in its entirety as follows:

Up to (i) $100 million plus (ii) the Redemption Amount (the “Maximum Amount”) (which, for the avoidance of doubt, excludes the $50 million raised pursuant to the Initial Rights Offering).

2.	The section entitled “Commitment Fee” shall be amended and restated in its entirety as follows:

KHRL shall be entitled to an aggregate commitment fee payable in connection with both the Initial Rights Offering and the Rights Offering equal to 1.0% of the sum of (i) the Maximum Amount plus (ii) $50 million, payable as follows: (x) $900,000 of which was paid on June 27, 2014, (y) $250,000 of which shall be paid upon the closing of the Initial Rights Offering pursuant to the Initial Standby Purchase Agreement and (z) the remainder of which shall be paid upon the closing of the Pro Rata Purchase.

The parties hereto hereby agree that except as specifically provided in and modified by this letter agreement, the Commitment Letter is in all other respects hereby ratified and confirmed and references to the Commitment Letter shall be deemed to refer to the Commitment Letter as modified by this letter agreement. In the event of a termination of the Initial Standby Purchase Agreement in accordance with the terms thereof prior to the closing of the Initial Rights Offering, this letter agreement shall terminate without further action by the parties hereto and shall forthwith become void and of no further force, and none of the parties hereto shall have any further liability or obligation hereunder in respect thereof; provided, however, that this paragraph shall survive any such termination. This letter agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

[signature page follows]

Sincerely, KIEN HUAT REALTY III LIMITED

By:	/s/ Gerard Lim Ewe Keng
Name: Gerard Lim Ewe Keng
Title: Authorized Signatory

Accepted as of the date above written:

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: CEO

[Signature Page to Commitment Letter]